Exhibit 1.1
SECOND AMENDED AND RESTATED ENGAGEMENT LETTER

Date: November 8, 2016 (Effective Date)

Company:     Stocosil Inc.
                       17870 Castleton St, Suite 250
                       City of Industry, CA 91748
                       Telephone: 626-215-8215

Attention: Mr. Pyng Soon

Dear Mr. Soon:

This second amended and restated engagement letter (the “Agreement”) confirms the terms upon which Stocosil Inc. (the “Client”) engages Boustead Securities, LLC (f/k/a Monarch Bay Securities, LLC) (“Boustead” or the “Placement Agent”).  The Placement Agent is engaged to act as the exclusive placement agent to the Client in connection with a Financing (as defined below) of securities on behalf of the Client.  The Placement Agent is also the “Financial Adviser,” which the Client hereby engages upon signing this Agreement.  This Agreement amends, restates and supersedes in its entirety that certain Amended and Restated Engagement Letter dated September 19, 2016 between the Client and the Placement Agent (the “Original Letter”).

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

(1) Scope of Engagement.

The Client hereby engages Financial Adviser during the Term (as defined below) as its exclusive agent in a placement of securities in one or more related transactions to purchasers pursuant to a Tier 2 offering of Regulation A, as amended (“Regulation A+”) securities (the “Securities”) under Title IV of the Jumpstart Our Business Startups (JOBS) Act (the “Financing”).

Sales of Regulation A+ securities are executed on a “Best Efforts” basis. Therefore, the Client understands that Financial Adviser cannot and does not guarantee that it will be able to successfully complete the Financing for the Client.

(2) Offering Process.

In connection with the Financing, Financial Adviser will:

(a)
familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Client and the industry;

(b)
review to its satisfaction the offering documents (the “Offering Materials”) in connection with the offering of the Securities;

If Financial Adviser is satisfied with the results of its due diligence of the Client, Financial Adviser will then:

(a)
identify possible investors, which might have an interest in receiving the Offering Materials and evaluating participation in the Financing;

(b)
contact one or more possible investors in the Securities (the “Potential Investors”) and distribute the Offering Materials to those requesting receipt of the same;

(c)
attend meetings with the Client and Potential Investors; and assist the Client in responding to due diligence requests from Potential Investors; and

(d)
assist the Client in closing on the sale of Securities to those Potential Investors accepted by the Client in the Financing.

(3) Compensation.

For the services rendered and to be rendered hereunder by Financial Adviser, the Client agrees to compensate Financial Adviser as follows (the “Compensation”):

(a)
Placement Fee; Folio Reimbursement. The “Placement Fee” shall be equal to 9% of the total dollar amount of equity capital raised pursuant to the Financing during the Term. The Placement Fee shall be paid to Financial Adviser contemporaneously with the closing of the Financing directly from the escrow established for such Financing.  Financial Adviser hereby agrees to pay or reimburse, solely out of its Placement Fee, an amount equal to up to 0.05% of the equity capital raised pursuant to the Financing during the Term to Folio Investments, Inc. (“Folio”) to cover up to such amount of “Private Placement Platform Fees” as defined in that certain Escrow Services and Custody Agreement between the Client and Folio.  Any amounts payable to Folio shall be paid solely out of the Placement Fee, and Financial Adviser shall have no obligation to pay Folio or reimburse the Client for any fees paid to Folio until its receipt of applicable Placement Fees.

(b)
The Client shall deliver a warrant to the Placement Agent to purchase shares of the Client’s common stock equal to 3% of the number of shares of Common Stock underlying the Securities issued in the Offering, excluding any warrants issued to investors in the Offering. Such warrants will be issued at each closing, and shall provide, among other things, that the warrants shall, (i) be exercisable at an exercise price equal to 115% of the price of the Securities (or the exercise price of the Securities ) issued to the investors in the Offering, (ii) expire on the earlier to occur of five (5) years from the date of qualification of the Client’s Offering Statement on Form 1-A filed on September 14, 2016, File No. 024-10610, or a change of control, (iii) contain such anti-dilution protection, if any, as provided to the investors, (iv) contain provisions for cashless exercise and (vi) include other terms as are normal and customary for warrants of this type.  The sample form of the warrant is attached.

(4) Expenses

(a)      Expenses. Following commencement of the public sale of the securities, the Client will reimburse the Placement Agent in a timely manner for all direct out-of-pocket third party expenses relating to the Offering approved in advance in writing by the Client. Such reimbursements shall be made promptly (but in no event more than thirty (30) days after the submission of those expenses to the Client) upon submission by the Placement Agent.  On or prior to the date of this Agreement, the Client has delivered a retainer of $5,000 (the “Retainer Amount”) to the Placement Agent to be used for the payment of actual, accountable and reasonable out-of-pocket expenses incurred hereunder, which Retainer Amount shall be returned to the Client if expenses of at least the Retainer Amount are not actually incurred.

(5) Certain Covenants, Representations and Warranties of Client.

(a)
In connection with Financial Adviser's activities hereunder, the Client will cooperate with Financial Adviser and provide it reasonable access to the officers, directors, employees and advisers of the Client, and furnish to Financial Adviser all information and data regarding the business and financial condition of the Client that Financial Adviser deems appropriate for purposes of the Financing (the “Information”).

(b)
The Client represents and warrants that:

(i)
as of each date of offer of the Securities and each date of closing of the Financing, the Offering Materials will be complete and correct in all material respects and, except for those statements for which written supplemental corrections or additions have been made or given to the investors participating in such closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(ii)
any projected financial information or other forward-looking information which the Client provides to Financial Adviser will be made by the Client in good faith, based on management's best estimates at the time and based on facts and assumptions, which management believes are reasonable. A full management’s discussion of the underlying assumptions and risks relating to not achieving such projections will accompany all such projections.

(c) The Client acknowledges and agrees that Financial Adviser, in rendering its services hereunder:

i.
will be using and relying on the Information provided by Client (as well as information available from public sources and other sources deemed reliable by Financial Adviser) without independent investigation or verification thereof or independent appraisal or evaluation of the Client, or its respective subsidiaries or affiliates, or any of their respective businesses or assets;

ii.
is authorized to transmit to any Potential Investor the Offering Materials and forms of subscription agreements and any other legal documentation supplied to Financial Adviser for transmission to any Potential Investor by or on behalf of the Client in connection with the Offering; and

iii.
does not and will not assume responsibility for the accuracy or completeness of the Offering Materials or any Information or other Information regarding the Client. Financial Adviser reserves the right to investigate and independently verify the Client’s representations and claims.

The Client will be solely responsible for the contents of the Private Placement Materials (as amended and supplemented and including any information incorporated therein by reference).

(d)
If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Materials (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Client will promptly notify Financial Adviser of such event and Financial Adviser will suspend solicitations of prospective purchasers of the Securities until such time as the Client shall prepare (and the Client agrees that, if it shall have notified Financial Adviser to suspend solicitations after the Client has accepted orders from Potential Investors, it will promptly prepare) a supplement or amendment to the Offering Materials which corrects such statement(s) or omission(s).

(e)
The Client acknowledges and agrees that (i) any advice rendered or material provided by Financial Adviser during the Term or during the Financing process was and is intended solely for the benefit and confidential use of the Client and will not be reproduced, summarized, described or referred to or given to any other person or entity for any purpose without Financial Adviser's prior written consent; (ii) Financial Adviser will act as an independent contractor and is being retained solely to assist the Client in its efforts to effect the Financing; (iii) Financial Adviser is not and will not be construed as a fiduciary of the Client and will have no duties or liabilities to the equity holders or creditors of the Client or to any other person or entity by virtue of this Agreement, and the retention of Financial Adviser hereunder, all of which duties and liabilities are hereby expressly waived; (iv) Financial Adviser does not provide legal, accounting and/or tax advice and the Client agrees to retain its own counsel concerning any necessary legal, accounting and tax matters; and (v) nothing contained herein shall be construed to obligate Financial Adviser to purchase, as principal, any of the securities offered in the Financing.

(f)
The Client represents and warrants to Financial Adviser that there are no brokers, representatives or other persons which have an interest in compensation due to Financial Adviser from any transaction contemplated herein.

(g)
The Client represents to Financial Adviser that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Financing to fail to be entitled to the exemption from registration afforded by Regulation A+ of Section 401 of the JOBS Act Section 3(b), as amended. In effecting the Financing, the Client agrees to comply in all material respects with applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any regulations thereunder and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto.

(h)
The Client represents and warrants that it does not and will not make any sale of the Securities with a view to distribution of the Securities (until such Securities become appropriately registered), and that the Financing does not and shall not violate any federal, state, local, foreign or other laws, rules, regulations or interpretations, including those rules, regulations and interpretations of the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service (the “IRS”), Financial Industry Regulatory Authority, Inc. (“FINRA”) and any other self-regulatory organization or domestic or foreign governmental agency or entity.

(i)
The Client will not at any time during the Term, or for a period of six months following completion of the placement of the Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of Financial Adviser.

(j)
The Client will provide copies to Financial Adviser of any current or previous filings with the SEC in the last twelve (12) months from the date of this Agreement.

(k)
The Client will take such action as is necessary to qualify the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States (including, but not limited to, Federal) and foreign jurisdictions as may be legally required. The Client agrees (i) that any subscription or other similar agreement pursuant to which Securities are sold shall be in form and substance reasonably satisfactory to Financial Adviser and its counsel, shall comply with all applicable federal, state and foreign laws, rules and regulations and such other terms and conditions as are customary for private placement transactions of securities of such nature (or registration statements), and shall contain a representation and warranty of the Potential Investor for the benefit of Financial Adviser to the effect that the Potential Investor has conducted its own due diligence and not relied on any representation or statement made by Financial Adviser in connection with making its investment decision and (ii) to provide a copy of such executed document to Financial Adviser promptly following the execution and delivery thereof by Potential Investor. The Client agrees that any representations and warranties made by it to any investor in the Financing shall be deemed also to be made to Financial Adviser for its benefit.

(6) Indemnification of Financial Adviser.

(a)
In the event that Financial Adviser becomes involved in any capacity in any action, proceeding investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement (including, but not limited to, the Information and the Client’s failure to comply with, violation of, or alleged violation of the U.S. Securities laws and the rules promulgated thereunder and the securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by Financial Adviser as a result of Financial Adviser’s activities under or in connection with this Agreement, and other than any matter arising as a result of a breach by Financial Adviser of its representations and warranties set forth in this Agreement (regarding compliance with securities laws), the Client agrees to promptly reimburse Financial Adviser for its legal and other expenses (including, but not limited to, the cost of any investigation and preparation as they are incurred by Financial Adviser in connection therewith), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation or inquiry arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services, which are the subject of this Agreement.

(b)
The Client also agrees to indemnify Financial Adviser and hold it harmless from and against any and all losses, claims, damages, liabilities, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel’s fees and expenses and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation or inquiry in which Financial Adviser may be involved in any capacity) incurred by Financial Adviser in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement (including, but not limited to, the Information and the Client’s failure to comply with violation of or alleged violation of the U.S. securities laws and the rules promulgated there under and securities laws and regulations of any state or other jurisdiction applicable to their conduct), other than any matter relating to any tax payments payable by Financial Adviser as a result of Financial Adviser’s activities under or in connection with this Agreement and other than any matter arising as a result of a breach by Financial Adviser of its representations and warranties set forth herein (regarding compliance with securities laws), unless and to the extent that it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services which are the subject of this Agreement. For purpose of this paragraph, Financial Adviser shall include the officers, directors, employees, agents and controlling persons of the Placement Agent. The foregoing indemnification shall be in addition to any rights that any indemnified party may have at common law or otherwise.

(7) Indemnification of Client.

(a)
In the event that the Client becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with any matter referred to in this Agreement, Financial Adviser agrees to reimburse the Client for its legal and other expenses (including, but not limited to, the cost of any investigation and preparation as they are incurred by the Client in connection therewith) if, and to the extent that (i) it shall be finally judicially determined by a court of competent jurisdiction that such action, proceeding, investigation or inquiry arose out of the gross negligence or willful misconduct of Financial Adviser in performing the services which are the subject of this Agreement; or (ii) such action, proceeding, investigation or inquiry arose out of Financial Adviser’s violation of its representations and warranties set forth in this Agreement regarding compliance with securities laws.

(b)
Financial Adviser also agrees to indemnify the Client and hold it harmless from and against any and all losses, claims, damages, liabilities, costs and expenses of every kind, nature, and description, fixed or contingent (including, without limitation, reasonable counsel’s fees and expenses and the costs of investigation and preparation for and any other costs associated with any action, proceeding, investigation or inquiry in which Client may be involved in any capacity) incurred by the Client in connection with or as a result of any matter referred to in this Agreement or arising out of any matter contemplated by this Agreement if (i) it shall be finally judicially determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence or willful misconduct of Financial Adviser or (ii) in the event of Financial Adviser’s violation of its representations and warranties set forth in this Agreement regarding compliance with securities laws.

(8) Covenants, Representations and Warranties of Financial Adviser. Financial Adviser represents, warrants and covenants to the Client that:

(a)
it has and will maintain all registrations and memberships required to perform its obligations and services hereunder in accordance with applicable law;

(b)
it is in compliance and will comply with all applicable laws, rules and regulations regarding its provision of services hereunder;

(c)
it has not and will not knowingly take any action, directly or indirectly that would cause the Financing to violate the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), Title IV of the JOBS Act, the respective rules and regulations promulgated thereunder (the “Rules and Regulations”) or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Financing in a manner prescribed by Title IV of the JOBS Act and Regulation A+.

(d)
The Placement Agent is a member in good standing of FINRA and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available; and

(e)
it has not taken and will not knowingly take any action, directly or indirectly, that may cause the Financing to fail to be entitled to exemption from registration under United States federal securities laws, or applicable state securities or “blue sky” laws, or the applicable laws of the foreign countries in which the securities may be offered or sold by it.

(9) Term; Termination; Survival of Provisions.

The term of this Agreement, shall commence on the date hereof and shall continue, unless earlier terminated pursuant to the provisions of this section (9), for twelve (12) months (the “Term”). This Agreement may also be terminated prior to the end of the current term, by mutual written consent of the parties hereto:

(a)
by either party, upon thirty (30) days’ prior written notice, if a closing with respect to investment commitments, $11 million in aggregate, does not occur within six (6) months of the date hereof; and

(b)
by Financial Adviser in the event that the Client fails to pay any amount due hereunder within thirty (30) days of that due date.

Termination of this Agreement will not affect Financial Adviser’s right to receive unpaid compensation accrued with respect to investments covered by this Agreement that are made  prior to such termination. It is understood and agreed that the provisions of this Agreement relating to the payment of accrued but unpaid fees and expenses, confidentiality and indemnification shall survive any termination of this Agreement.

(10)                 Confidential Information.

Each party hereto understands that the other party has disclosed or may disclose confidential and proprietary information relating to its own business, including, without limitation, names and expertise of employees and consultants, names of contacts and investors, and business, financial, customer and product development plans (“Confidential Information”). Each party agrees not to divulge any such Confidential Information of the other party to any third party, except to its affiliates and its and their respective authorized representatives, agents, independent contractors, consultants, attorneys, accountants and financial Advisers, or as may be necessary or appropriate to carry out the terms of this Agreement (including, without limitation, disclosing Confidential Information to prospective purchasers or investors and their respective attorneys and Advisers), or as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process, or as requested by any regulator or self-regulatory organization, or to enforce this Agreement, or to prosecute or defend any actual or threatened claim, suit, action or proceeding. Notwithstanding the foregoing, the parties agree that Confidential Information shall not include information which (a) is known by the non-disclosing party prior to its disclosure by the disclosing party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the non-disclosing party, (d) is independently developed by the non-disclosing party or (e) is disclosed with the disclosing party’s prior written consent. Notwithstanding anything to the contrary set forth in this Agreement, (A) this Agreement may be disclosed to any person or entity and (B) either party may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Financing and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such U.S. tax treatment and U.S. tax structure.

(11)                 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. Notwithstanding anything contained herein to the contrary, a party may not assign this Agreement without the prior written consent of the other party.

(12)                 Interpretation and Enforcement; Governing Law.

(a)
This Agreement and its interpretation and enforcement shall be governed by the laws of the State of Delaware applicable to contracts to be performed entirely within this state and without regard to its principles of conflicts of law.

(b)
If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

(c)
Neither the failure to insist upon strict compliance with this Agreement nor any course of conduct, including, without limitation, failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

(13)                Arbitration

The parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in California, under the auspices of FINRA Dispute Resolution, Inc., in accordance with the rules of FINRA with respect to arbitration of disputes between FINRA members and customers. Each party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

THE PARTIES ACKNOWLEDGE THAT:

· BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY.

· DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS.

· ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS.

· THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

(14)    Counterparts.

For the convenience of the parties, this Agreement may be executed in any number of counterparts by facsimile transmission or electronic ..pdf form, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same agreement.

 Entire Agreement; Amendments

This Agreement effective as of the Effective Date embodies the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, including, without limitation, the Original Letter, and may not be amended, supplemented or modified absent a written instrument signed by the parties hereto.

(16) Notices.

Unless otherwise specified in this Agreement, all communications under this Agreement will be given in writing, sent by hand delivery, overnight courier or registered mail to the address set forth below the signature of each party or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch. Under no circumstances will communication or notification via email be deemed as contemplated by this Agreement.

(17) Third Party Rights; Limited Duties; No Recourse to owners of Financial Adviser.

Nothing in this Agreement shall be construed to confer upon any third party a right of action under this Agreement or any other right whatsoever. Financial Adviser owes no duty, fiduciary or otherwise, to any officer, director, owner, partner, investor, shareholder or member of, or auditor, attorney or adviser to, the

The Client, even if advised that any of them may be relying on any written or oral advice or recommendation made by Financial Adviser or any of its affiliates (or any of their respective employees or agents), or receiving any report or advice prepared by Financial Adviser or any of its affiliates. Financial Adviser owes no duty or obligation, fiduciary or otherwise, to the Client, other than the express contractual obligations set forth in this Agreement. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Financial Adviser or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Financial Adviser arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby, including, without limitation, any alleged non-disclosure or misrepresentations made by any such persons or entities.

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If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed counterpart to Financial Adviser at your earliest convenience. We look forward to working with you to the successful conclusion of this engagement and developing a long-term relationship.

Very truly yours,

ACCEPTED AND AGREED AS OF

Boustead Securities, LLC By: /s/ Keith Moore Name: Keith Moore Title: CEO Address for notices: Boustead Securities, LLC 898 N Sepulveda, Suite 475 El Segundo, CA 90245	Date: Stocosil Inc. By: /s/ Pyng Soon Name: Pyng Soon Title: CEO Address for notices: 17870 Castleton St, Suite 250 City of Industry, CA 91748